Execution Verison

Exhibit 10.1

SHARE PURCHASE AGREEMENT

among

PAMELA D. WHITAKER

as Seller,

MONROE STAFFING SERVICES, LLC

as Buyer,

and

STAFFING 360 SOLUTIONS, INC.,

with respect to certain specified provisions,

as Parent

dated as of

August 27, 2018

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE1

Section 1.01 Purchase and Sale.1

Section 1.02 Purchase Price.1

ARTICLE II CLOSING3

Section 2.01 Closing.3

Section 2.02 Seller Closing Deliverables.3

Section 2.03 Buyer's Deliveries.4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER7

Section 3.01 Organization and Authority of Seller.7

Section 3.02 Organization, Authority, and Qualification of the Company.8

Section 3.03 Capitalization.8

Section 3.04 No Subsidiaries.9

Section 3.05 No Conflicts or Consents.9

Section 3.06 Financial Statements.9

Section 3.07 Undisclosed Liabilities.9

Section 3.08 Absence of Certain Changes, Events, and Conditions.9

Section 3.09 Material Contracts.9

Section 3.10 Real Property; Title to Assets.10

Section 3.11 Intellectual Property.11

Section 3.12 [Material Customers and Suppliers.11

Section 3.13 Insurance.12

Section 3.14 Legal Proceedings; Governmental Orders.12

Section 3.15 Compliance With Laws; Permits.13

Section 3.16 Environmental Matters.13

Section 3.17 Employee Benefit Matters.13

Section 3.18 Employment Matters.15

Section 3.19 Taxes.16

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Section 3.20 Books and Records.17

Section 3.21 Brokers.18

Section 3.22 [Full Disclosure.18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER18

Section 4.01 Organization and Authority of Buyer.18

Section 4.02 No Conflicts; Consents.18

Section 4.03 Investment Purpose.18

Section 4.04 Brokers.19

ARTICLE V COVENANTS19

Section 5.01 Confidentiality.19

Section 5.02 Non-Competition; Non-Solicitation.19

Section 5.03 Further Assurances.21

ARTICLE VI TAX MATTERS22

Section 6.01 Tax Covenants.22

Section 6.02 Straddle Period.22

Section 6.03 Termination of Existing Tax Sharing Agreements.23

Section 6.04 Tax Indemnification.23

Section 6.05 [No Section 336(e) Election.23

Section 6.06 Cooperation and Exchange of Information.24

Section 6.07 Survival.24

ARTICLE VII INDEMNIFICATION24

Section 7.01 Indemnification by Seller.24

Section 7.02 Indemnification by Buyer.25

Section 7.03 Indemnification Procedures.25

Section 7.04 Survival.25

Section 7.05 Tax Claims.26

ARTICLE VIII MISCELLANEOUS27

Section 8.01 Expenses.27

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Section 8.02 Notices.28

Section 8.03 Interpretation; Headings.29

Section 8.04 Severability.29

Section 8.05 Entire Agreement.29

Section 8.06 Successors and Assigns.29

Section 8.07 Amendment and Modification; Waiver.29

Section 8.08 Governing Law; Submission to Jurisdiction.29

Section 8.09 Counterparts.30

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of August 27, 2018 is entered into between PAMELA D. WHITAKER, an individual (“Seller”), MONROE STAFFING SERVICES, LLC, a Delaware limited liability company (“Buyer”), and STAFFING 360 SOLUTIONS, INC., a Delaware corporation, solely with respect to the specific provisions set forth on the signature page hereto (“Parent”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares, $1 par value (the “Shares”), of Key Resources, Inc., a North Carolina corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02Purchase Price. The aggregate purchase price for the Shares shall be $12,163,188 (the “Purchase Price”), payable as set forth in Section 1.03, subject to adjustment as provided in each of (i) Section 1.04 and/or (ii) Section 2.04.  Buyer shall pay the Purchase Price to Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules (as defined herein). The term “Disclosure Schedules” means the disclosure schedules, attached hereto and made a part hereof, delivered by Seller concurrently with the execution, closing, and delivery of this Agreement.

Section 1.03Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows:

(a)on the Closing Date, Buyer shall pay to Seller the amount of $8,108,794 (the “Closing Date Payment”);

(b)on the first anniversary of the Closing Date, Buyer shall pay to Seller an amount $2,027,198, subject to adjustment as set forth in subsection 1.04 below (the “First Year Earnout”); and

(c)on the second anniversary of the Closing Date, Buyer shall pay to Seller an amount $2,027,198, subject to adjustment as set forth in subsection 1.04 below (the “Second Year Earnout” and, together with the First Year Earnout, the “Earnout Payments”).

Section 1.04Earnout Adjustments to Purchase Price. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Earnout Payments set forth in sections 1.03(b) and 1.03(c) above shall be subject to the following:

(a)The Company delivering, during the twelve months beginning on the first day of the month during which the Closing takes place and ending on the last day of the twelfth month thereafter (i.e., if the Closing takes place on July 25, 2018, the twelve month period commencing on July 1, 2018 and ending on June 30, 2019) (the “First Measuring Year”), and the twelve months after the end of the First Measuring Year and ending twelve months thereafter (i.e., if the first measuring year ended on June 30, 2019, July 1, 2019 to June 30, 2020) (the “Second Measuring Year” and each, a “Measuring Year”), gross profits equal to at least ninety (90%) percent of the gross profits of the Company in the twelve calendar months immediately preceding the Closing Date (not including any portion of the month in which the Closing occurred) (i.e., if the Closing tales place on July 25, 2018, the twelve month period commencing on July 1, 2017 and ending on June 30, 2018) (the “TTM GP”).  To the extent that:

(i)actual gross profit of the Company during the First Measuring Year is less than 90% of TTM GP, then the First Year Earnout Payment shall be reduced pro-rata based on the amount by which actual gross profit is less than TTM GP (i.e, if actual gross profit during the First Measuring Year is 80% of TTM GP, then Seller shall only be entitled to receive 80% of the First Year Earnout Payment); and/or

(ii)actual gross profit of the Company during the Second Measuring Year is less than 90% of TTM GP, then the Second Year Earnout Payment shall be reduced pro-rata based on the amount by which actual gross profit is less than TTM GP (i.e, if actual gross profit during the Second Measuring Year is 80% of TTM GP, then Seller shall only be entitled to receive 80% of the Second Year Earnout Payment).

(b)TTM GP shall be computed by Seller in accordance with the Company’s past accounting practices and gross profit calculation, consistently applied, and set forth in Section 1.04(b) of the Disclosure Schedules. Gross Profit in each Measuring Year shall be calculated by the Buyer in accordance with the Company’s past accounting practices and gross profit calculation, consistently applied.

Section 1.05Parent Company Guaranty. Parent hereby guarantees to and for the benefit of Seller the full and timely performance of the monetary obligations of the Buyer under this Agreement as and when such obligations become due according to the terms hereof (the “Parent Obligations”). Notwithstanding the foregoing:

(a)Parent shall not be required to cause such Parent Obligations to be performed unless and until it receives Seller’s written demand for payment hereunder following the failure of payment by the Buyer.

(b)Parent shall be entitled to assert any and all rights, remedies and defenses which would otherwise be available to Buyer under this Agreement.

(c)Any modification or adjustment of any of the Parent Obligations in accordance with the terms of the Agreement shall not affect the liability of Parent hereunder.

(d)Notwithstanding anything to the contrary herein, Parent’s liability under this Guaranty shall not exceed Buyer’s liability under this Agreement.

(e)This Guaranty shall continue in full force and effect until all of the Parent Obligations have been discharged.

(f)There are no third-party beneficiaries of this Guaranty.

ARTICLE II
CLOSING

Section 2.01Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) and shall occur electronically via e-mail and facsimile on the Closing Date; provided that if the parties mutually agree to a physical closing, then the Closing shall occur at the offices of Haynes and Boone LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112 or such other location as may be determined by the parties. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. New York time on the Closing Date.

Section 2.02Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a)Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto.

(b)A certificate of the Seller in the form set forth on Schedule 2.02(b) attached hereto certifying that each of the conditions precedent to the Buyer’s obligation to consummate the transactions contemplated by this Agreement at the Closing have been satisfied.

(c)Resignations of the directors and officers of the Company, effective as of the Closing Date.

(d)A certificate of status for the Company from the Department of State of the State of North Carolina and a certificate of good standing (or its equivalent) for the Company certified by the Secretary of State or similar Governmental Authority of each state where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(e)A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(f)UCC lien search reports with respect to the Seller and the Company, which shall be satisfactory to the Buyer in its sole discretion.

(g)A pay-off letter, duly executed by Wells Fargo Bank, National Association, which shall be satisfactory to the Buyer in its sole discretion.

Section 2.03Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a)The Closing Date Payment.

(b)A certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the transaction documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other transaction documents to which it is a party.

Section 2.04Working Capital Adjustment.

(a)For purposes of this Section 2.04, the following terms are defined as:

(i)“Net Working Capital” means the sum of accounts receivable and refundable deposits / prepaid expenses, less Tax (as defined in Section 3.19) liabilities (but excluding deferred Tax liabilities), accounts payable and all current liabilities associated with the Company’s payroll obligations, other than any accrued but unpaid payroll taxes, which includes any outstanding and unpresented payroll checks plus that portion of the outstanding balance of the Company’s line of credit with Wells Fargo bank associated with payroll, in each case, determined in accordance with the United States generally accepted accounting principles

(“GAAP”) and consistent with the Company’s historical financial statements and prior practices and accounting methods since inception.

(ii)“Working Capital Target” means $600,000.

(iii)“Working Capital Window” means a dollar amount within $25,000 of the Working Capital Target, whether greater or lesser (i.e., $575,000 to $625,000).

(b)At Closing, Seller will prepare and deliver to Buyer a balance sheet of the Company (the “Closing Statement”), setting forth the Net Working Capital of the Company as of the close of business on the last day of the full month prior to the Closing Date, together with reasonable supporting detail.  The Closing Statement will be based on the books and records of the Company and prepared in accordance with the Company’s past accounting practices, consistently applied.  Within sixty (60) days after the Closing, Buyer will prepare and deliver to Seller, utilizing the same methods as used to determine the Closing Statement a balance sheet of the Company (the “Post Closing Statement”), setting forth the Net Working Capital of the Company as of the close of business on the day before the Closing Date, together with reasonable supporting detail.  The Post Closing Statement will be based on the books and records of the Company and prepared generally in accordance with GAAP, and in accordance with the Company’s past accounting practices, consistently applied.

(c)Within twenty (20) days following receipt by Seller of the Post Closing Statement, Seller may deliver written notice to Buyer of any dispute Seller has with respect to the preparation or content of the Post Closing Statement, setting forth in reasonable detail the basis for such dispute (the “Dispute Notice”).  If Seller does not so notify Buyer of a dispute with respect to the Post Closing Statement within such 20-day period, such Post Closing Statement will be final, conclusive and binding on the parties.  In the event of a timely notification of a dispute, Buyer and Seller will negotiate in good faith to resolve such dispute.  If Buyer and Seller fail to resolve such dispute within forty-five (45) days after Seller advises Buyer of Seller’s objections, then Buyer and Seller will submit the items (but only such items) in the Dispute Notice that remain in dispute to a nationally recognized accounting or financial consulting firm as to which Buyer and Seller may mutually agree acting promptly and in good faith (the “Independent Accounting Firm”).  For purposes of the immediately preceding sentence, if Buyer and Seller are unable to agree upon such a firm within ten (10) business days after Buyer and Seller decide to submit any disputes to an Independent Accounting Firm, Buyer and Seller will each select an accounting firm and those two firms will select a third accounting firm, in which event “Independent Accountant Firm” will mean such third firm.  The Independent Accounting Firm will, acting as experts in accounting and not as arbitrators, resolve the dispute.  Seller and Buyer each agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter.  As promptly as practicable thereafter, Buyer and Seller will each prepare and submit a presentation to the Independent Accounting Firm regarding the dispute.  As soon as practicable thereafter, Buyer and Seller will direct the Independent Accounting Firm to decide the specific items and amounts in the Dispute Notice that remain under dispute by the parties by assigning a value to such items equal to one of, or any amount between, the values attributed to such items in the presentations submitted by Seller and Buyer and the Independent Accounting Firm shall generally apply GAAP, but shall also compute such items in accordance with Company’s past accounting practices in making such determination.  Buyer, on the one hand, and Seller, on the other hand, will be responsible equally for all of the fees and expenses of the Independent Accounting Firm.  All determinations made by the Independent Accounting Firm will be final, conclusive and binding on the parties.  The term “Final Closing Statement”, as used in this Agreement, will mean the definitive Post Closing Statement accepted by Seller or agreed to by Seller and Buyer, or the definitive Post Closing Statement resulting from the determinations made by the Independent Accounting Firm in accordance with this Section 2.04(c) (in addition to those items accepted by Seller or agreed to by Seller and Buyer).

(d)Buyer will, and will cause the Company’s accountants to, provide Seller with reasonable access during normal business hours to the books, records and supporting data of the Company for purposes of its review of the Closing Statement.

(e)Within five (5) business days of the date on which the Final Closing Statement is finally determined pursuant to Section 2.04(c):

(i)If the Net Working Capital set forth on the Final Closing Statement (the “Final Net Working Capital”) is less than the Working Capital Target and below the Working Capital Window, then the Purchase Price will be adjusted downward by the amount of the difference between the Working Capital Target and the Final Net Working Capital, and Seller will promptly pay to Buyer an amount equal to such difference.

(ii)If the Final Net Working Capital is greater than the Working Capital Target and more than the Working Capital Window, then the Purchase Price will be adjusted upward by the amount of the difference between the Final Net Working Capital and the Working Capital Target, and Buyer will promptly pay or cause to be paid to Seller an amount equal to such difference.

(iii)Notwithstanding any of the foregoing, in the event the Final Net Working Capital is within the Working Capital Window, no adjustment shall be made to the Purchase Price and no payment shall be due from either party.

Section 2.05Payment of Net Closing Date Purchase Price Adjustment; Tax Treatment.  Any payment required to be made pursuant to Section 2.04(e) will be made by bank check or wire transfer of immediately available funds to an account or accounts designated in writing by the receiving party for such purpose or by such other means as mutually agreed upon by the parties.  Any adjustments made pursuant to Section 2.04(e) will be treated as adjustments to the Closing Date Payment for income tax purposes, except as otherwise required by applicable Tax Law.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of Seller, after reasonable inquiry.

Section 3.01Seller.

(a)Seller is sui juris and has full power and authority to enter into this Agreement and the other transaction documents to which Seller is a party, to carry out her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Seller has the sole power to vote (or cause to be voted or consents to be executed), the sole power to issue instructions with respect to matters set forth in this Agreement and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to, if Seller is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property law, in which case such spouse has executed and delivered to Buyer a spousal consent hereto.

(b)The execution and delivery by Seller of this Agreement and any other transaction document to which Seller is a party, the performance by Seller of her obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby do not (a) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Laws”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller; (c) require the consent, notice, or filing with or other action by any Person or require any permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any material contract, lease, deed, mortgage, license, instrument, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement (collectively, “Contracts”), to which Seller is a party or by which Seller is bound or to which any of her properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of Seller.

(c)This Agreement and each transaction document to which Seller is a party constitutes the legal, valid, and binding obligations of Seller, and is enforceable against Seller in accordance with their respective terms.

(d)Seller is the sole record and beneficial owner of the Shares free and clear of all Encumbrances.  There are no options, warrants or other similar arrangements with respect to the Shares and the Seller has not previously assigned or sold any of the Shares to any third party. On the date hereof, the Shares constitute all of the Shares owned of record or beneficially by the Seller.

Section 3.02Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of North Carolina, has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code since January 1, 2004 and shall continue to be a valid S-corporation for federal, state and local Tax purposes up to and including the Closing Date, and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03Capitalization.

(a)The authorized shares of the Company consists of 100,000 common shares, $1 par value, of which 500 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)Except as set out in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Seller or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any Laws or any Governmental Order applicable to the Company; (c) require any material consent, notice, or filing with or other action by any Person or require any material Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any material Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at the end of its most recent fiscal quarter, most recent fiscal year and in each of the three preceding years, and the related statements of income and retained earnings, and shareholders’ equity for the years then ended (the “Financial Statements”) have been delivered to Buyer and are included as Section 3.06 of the Disclosure Schedules. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of the end of its most recent fiscal year is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), prospects, or assets of the Company.

Section 3.09Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii)all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses (except any “click-wrap” or “shrink-wrap” software or other license), sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(v)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(vi)all other Contracts that are material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10Real Property; Title to Assets.

(a)Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Seller has delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c) The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11Intellectual Property.

(a)The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. To Seller’s knowledge, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c)To Seller’s knowledge, the conduct of the Company's business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12Material Customers and Suppliers.

(a)Section 3.12(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years

(collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.12(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are to Seller’s knowledge financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14Legal Proceedings; Governmental Orders.

(a)There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by the Company, Seller, or any Affiliate of Seller: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15Compliance With Laws; Permits.

(a)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)All Permits in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules list all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 3.16Environmental Matters.

(a)The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)To Seller’s knowledge, the Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Seller has received notice from any Person that the Company, its business or assets, or any Real Property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)To Seller’s knowledge here has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any Real Property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any Real Property currently or formerly owned, leased, or used by the Company, and such Real Property is not affected in any way by any Hazardous Substances.

Section 3.17Employee Benefit Matters.

(a)Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder,

“ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued or adequately reserved for to the extent required by GAAP.

(d)The Company has not incurred, and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18Employment Matters.

(a)Section 3.18(a) of the Disclosure Schedules lists: (i) all direct (i.e., not temporary or for placement) employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19Taxes.

(a)All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2014. The term “Tax” or “Taxes” means (i) all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

(b)The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(e)The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be so withheld and paid under all applicable Laws.

(f)The Company has filed Tax Returns in every jurisdiction in which it is required to file a Tax Return. No claim has been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(g)All deficiencies asserted or assessments made as a result of any examinations by any Tax authority of the Tax Returns of the Company has been fully paid, and there are no other audits or investigations by any Tax authority in progress, nor has Seller or the Company or any of the Subsidiaries received any notice from any Tax authority that it intends to conduct such an audit or investigation.

(h)The Company has not (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)There is no taxable income of the Company that will be required under applicable Tax Law to be reported by Buyer or the Company for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(k)The Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.  The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(m)All of the property of the Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Tax authority.

Section 3.20Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21Brokers. Except for Anderson LeNeave & Co., no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Seller.

Section 3.22Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer or Parent after reasonable inquiry.

Section 4.01Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other transaction documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other transaction document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent. This Agreement and each transaction document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation or certificate of incorporation, as applicable, by-laws, or other governing documents of Buyer or Parent; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Buyer or Parent.

ARTICLE V
Covenants

Section 5.01Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, provided, however that any such effort shall be at Buyer’s expense.

Section 5.02Non-Competition; Non-Solicitation.

(a)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in any activity that is the same as, or similar to, the Company’s business, including without limitation staffing and recruitment services for the fulfillment, light industrial, on-site management, clerical, hospitality, medical and management industries (the “Restricted Business”) in the State of North Carolina (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees;

provided, however, nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c)Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d)Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03Key Employees; Benefit Plans.

(a)After the Closing, Buyer and Parent shall provide each key employee of the company listed on Exhibit “A” (each, a “Key Employee”) who remains employed immediately after the Closing (each, a “Company Continuing Employee”), the opportunity to participate in any employee stock plan introduced by Parent.

(b) This Section 5.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or obligate Buyer or Parent to introduce an employee stock plan within any time frame. The parties hereto acknowledge and agree that the terms set forth in this Section 5.03 shall not create any right in any Key Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.04Conduct of Business During the Earnout Period.  The Buyer undertakes to the Seller that from the Closing Date until the expiry of the Second Measuring Year, subject to the reasonable business judgment of the Buyer, Parent and its executive management and consistent with the cross-selling and business development initiatives exercised by Buyer, Parent and their respective Affiliates:

(a)it shall not, directly or indirectly, take any action, or cause or permit anything to be done in bad faith that could distort the financial performance of the Company, or with the principal purpose of avoiding or reducing the amount of any Earnout Payment;

(b)it shall procure that the Company shall not sell, transfer or otherwise dispose of all or a material part of the Company or its business (or enter into an agreement to do so); provided, however, nothing in Section 5.04 shall be deemed to prohibit a sale of Parent as a whole whether by merger, sale of assets or otherwise;

(c)it shall procure that the Company has sufficient working capital to carry on Company’s business, but in any event Buyer shall not be required to contribute working capital to the Company in excess of the Company’s historical working capital requirements prior to the Closing;

(d)it shall not (and shall procure that no Affiliate shall) divert or redirect any trading, business opportunities or revenues away from the Company; and

(e)it shall procure that the business and affairs of the Company are supported, operated and managed in accordance with bona fide commercial principles insofar as the interests of the business of the Company are concerned.

Notwithstanding the undertakings provided by this Section 5.04, (i) upon the closing of the transactions contemplated by this Agreement, Buyer has the ultimate right to operate the Company (and all other components of Buyer’s business) in any way that Buyer or its Affiliates deem appropriate in their sole discretion, (iii) Buyer is not obligated to operate the Company in a manner consistent with the manner in which the Seller operated the Company prior to the Closing, (iv) the Earnout Payments are speculative and subject to numerous factors outside the control of Buyer, (v) Buyer owes no duty or express or implied duty to the Seller, other than the express provisions of this Section 5.04 and (vi) the parties hereto solely intend the express provisions of this Agreement to govern their contractual relationship.

Section 5.05Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other transaction documents.

ARTICLE VI
Tax matters

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.  Without the prior written consent of Seller, not to be unreasonably withheld or delayed, Buyer shall not, to the extent it may affect or relate to the Seller: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; or (iii) take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Seller, in respect of any taxable period that ends prior to the Closing Date or, in respect of any Straddle Period, the portion of any Straddle Period before the Closing Date.

(b)All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transaction documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)Seller shall prepare all Tax Returns of the Company required to be filed prior to the Closing Date and all Tax Returns that solely relate to a taxable period that ends prior to the Closing Date.  Each such Tax Return shall be provided to Buyer for Buyer’s review and consent prior to filing such Tax Return. Buyer shall prepare all other Tax Returns of the Company.

Section 6.02Straddle Period. The Company will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.02 and Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05Section 338(h)(10) Election.

(a)Election. At the request of Buyer, the Company and Seller shall join with Buyer and its immediate parent in making, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code and any corresponding election under state, local, and foreign Law with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). If a Section 338(h)(10) Election is made, Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) election on their Tax Returns to the extent required by Applicable Law. If Buyer requests a Section 338(h)(10) Election, Seller and Buyer shall, within ten (10) days prior to the date such forms are required to be filed under applicable law, exchange completed and executed copies of IRS Forms 8023 and 8883, required schedules thereto, and any similar state, local or foreign forms. The completed and executed IRS Form 8883 shall reflect the allocation schedule agreed to by Seller and Buyer pursuant to Schedule 6.05(a). In the event there is a dispute in regard to the allocation schedule, Seller agrees to adopt Buyer’s position. If a Section 338(h)(10) Election is made, Seller and Buyer shall report the purchase and sale of the Shares consistent with the treatment of the purchase of the Shares as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Tax authority or otherwise. Buyer agrees to pay to Seller the amount described in Schedule 6.05(a) which shall reflect Seller’s additional Tax incurred as a result of the Section 338(h)(10) election. Such Schedule shall be modified to reflect any adjustment made to the Purchase Price under this Agreement.

(b)Purchase Price Allocation. If a Section 338(h)(10) Election is made, Buyer, Company and Seller agree that (i) the Purchase Price and the Liabilities of the Company and any other relevant items (the “Section 338(h)(10) Consideration”) shall be allocated among the assets of the Company for all purposes (including Tax and financial reporting) in a manner consistent with Sections 338 and 1060 of the Code and as agreed by their respective accountants, negotiating in good faith on their behalf (but in the event Buyer and Seller cannot agree, then Seller shall adopt Buyer’s position) and (ii) Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the agreed-upon allocations.

Section 6.06Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.02 and Section 3.19 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days.

ARTICLE VII
Indemnification

Section 7.01Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other transaction documents (without giving effect to materiality or similar phrases in each of such representations and warranties); or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other transaction documents.

Section 7.02Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other transaction documents; or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, however, the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.21, Section 4.01, and Section 4.04 shall survive indefinitely; (b) Section 3.16 shall survive for a period of ten (10) years after the Closing; and (c) Section 3.17 and Section 3.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus thirty (30) days. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05Tax Claims. Notwithstanding any other provision of this Agreement, Buyer shall have the right to control any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI).  Seller shall promptly reimburse

Buyer for its expenses incurred in connection with such claim to the extent such claim is subject to indemnification by Seller pursuant to Section 6.04 hereof.

Section 7.06Limitations.

(a)Notwithstanding anything contained herein to the contrary, (i) to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of Sellers under this Agreement is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Net Working Capital, no Party may recover such Loss through a claim pursuant to Article VII or otherwise; and (ii) no Party may recover duplicative Losses in respect of a single set of circumstances, taking into account for these purposes the amounts collected by all Parties, as applicable, under or in connection with this Agreement.

(b)The parties’ respective indemnification obligations under this Agreement shall not apply to any individual item of Losses where the Loss relating to such claim (or series of claims arising from the same or substantially similar facts or circumstances) is less than $20,000.

(c)The maximum liability of the parties for Losses under this Section 7 (other than Section 7.05) shall be an amount equal to the cumulative amount of the Purchase Price under this Agreement.

(d)Losses shall not include any punitive, incidental and consequential damages, or damages for lost profits, except to the extent that an Indemnified Party is liable to a third Party for the same in respect of a claim for which such Indemnified Party is entitled to indemnification hereunder.

(e)Buyer shall take and cause its Affiliates to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or which does, give rise thereto.

Section 7.07Insurance.  To the extent Buyer is the Indemnified Party and any Losses subject to this Article VII are covered by Insurance Policies identified in Section 3.13 hereof, the Indemnified Party shall use commercially reasonable efforts to recover under such Insurance Policies for any such Losses prior to seeking indemnification under this Agreement. Payments by an Indemnifying Party pursuant to this Article VII in respect of any Loss shall be net of any insurance proceeds or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim pursuant to this provision.

Section 7.08Setoff.  In addition to any rights of setoff or other similar rights that Buyer may have at common law or otherwise, and notwithstanding anything to the contrary herein, Buyer shall have the right, at its sole election, to withhold and deduct from any Earnout Payments that would be otherwise payable hereunder any sum that (i) is owed to Buyer or any Buyer Indemnitee Party under this Article VII or (ii) Buyer reasonably and in good faith believes may be owed to it or any Buyer Indemnitee under this Article VII. Buyer shall exercise the foregoing right of setoff by delivering a written notice to Seller that shall contain the following:

(1) the basis for why the Buyer believes it is entitled to setoff, (2) the alleged amount owed (the “Setoff Amount”) along with a calculation showing the basis for such Setoff Amount, and (3) reasonable documentation supporting the Setoff Amount. For clarity, Buyer shall not be entitled to setoff under the terms hereof unless such Setoff Amount is in excess of the threshold set forth in Section 7.06(b). If the amount relating to claims for indemnification made by Buyer that is setoff against an Earnout Payment is finally determined, and no longer subject to appeal, not to be owed to Buyer or the Buyer Indemnitee pursuant to the terms hereof or is less than the Setoff Amount, such excess Setoff Amount plus interest in the amount of twelve percent (12%) per annum accruing from the date such amount should have been paid to Seller by Buyer shall be promptly funded, and in any event within twenty (20) business days, by Buyer to Seller along with Seller’s actual attorneys’ fees and costs arising out of or resulting from such offset if it is determined that the offset amount was not owed entirely.

Section 7.09EXCLUSIVE REMEDY.  THIS SECTION 7.09 SHALL NOT PREVENT ANY PARTY HERETO FROM SEEKING EQUITABLE REMEDIES AS ALLOWED HEREIN, THE RIGHT OF THE PARTIES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS SECTION 7 IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES WITH RESPECT TO ANY LOSSES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN CLAIMS UNDER ARTICLE VI OR CLAIMS INVOLVING FRAUD, FOR WHICH THE REMEDIES AVAILABLE HEREUNDER, AND LAW OR IN EQUITY SHALL BE CUMULATIVE.  EXCEPT AS SET FORTH HEREIN WITH RESPECT TO CLAIMS UNDER ARTICLE VI OR INVOLVING FRAUD, NO PARTY WILL HAVE ANY OTHER REMEDY (STATUTORY, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED.

ARTICLE VIII
Miscellaneous

Section 8.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Seller shall pay all amounts payable to Anderson LeNeave & Co.

Section 8.02Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Pamela D. Whitaker c/o Key Resources, Inc. 3703-A West Market Street Greensboro, NC 27403-1371 Facsimile: (336) 294-1333 Email: pwhitaker@keyresourcesinc.com
with a copy (which shall not constitute notice) to:	Tison Law, P.C. 401 Hawthorne Lane, Suite 110-147 Charlotte, North Carolina 28204 Facsimile: 704.973.0038 Email: atison@cooksadorf.com Attention: Ashley Tison, Esq.
If to Buyer:	Staffing 360 Solutions, Inc. 641 Lexington Avenue, 27th Floor New York, NY 10022 Facsimile: (646) 507-5725 Email: brendan.flood@staffing360solutions.com Attention: Chief Executive Officer with copies (which shall not constitute notice) to:

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor

New York, NY 10022

Facsimile: (646) 507-5723

Email: david.faiman@staffing360solutions.com

Attention: Chief Financial Officer

-and-

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, NY 10112

Facsimile: (212) 884-8234

Email: rick.werner@haynesboone.com

Attention: Rick A. Werner, Esq.

Section 8.03Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05Entire Agreement. This Agreement and the other transaction documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other transaction documents, any Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other transaction documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute. Notwithstanding the foregoing, any legal suit, action, proceeding, or dispute arising out of or relating to a Buyer setoff pursuant to Section 7.08 and Seller’s dispute relating thereto may be instituted in the federal courts of the United States of America located in the Middle District of North Carolina or the courts of the State of North Carolina located in Guilford County, in either case applying New York law, and such forum selection by Seller shall be controlling.

Section 8.09Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

30

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller: PAMELA D. WHITAKER
_____________________
Buyer: Monroe Staffing Services, LLC

By_____________________
Name: Brendan Flood
Title: President and Chief Executive Officer

As to the provisions of:

-Sections 1.03(b) & (c), subject to 1.04;

-Section 1.05;

-Article IV;

-Sections 5.03 & 5.04;

-Section 6.04; and

-Section 6.05

Parent:

Staffing 360 Solutions, Inc.

By_____________________
Name: Brendan Flood
Title: President and Chief Executive Officer

Signature Page to Share Purchase Agreement

Exhibit “A”

Key Employees

[_________]